                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

        Filed by the Registrant [X]

        Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                Urologix, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                Urologix, Inc.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               NOVEMBER 19, 1997

  Notice is hereby given that the Annual Meeting of Shareholders of Urologix, Inc. will be held at Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota, on Wednesday, November 19, 1997 at 10:30 a.m., local time, for the following purposes:

  1. To elect two directors to hold office for a term of three years or until their respective successors have been elected.

  2. To amend the Company's 1991 Amended and Restated Stock Option Plan to increase the number of shares under the plan and to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

  3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed October 3, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Wesley E. Johnson, Jr.

                                          Wesley E. Johnson, Jr., Secretary

Minneapolis, Minnesota
October 15, 1997

  TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                Urologix, Inc.

                                PROXY STATEMENT

  This Proxy Statement is furnished to the shareholders of Urologix, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on November 19, 1997 or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

  Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. If not so revoked, the shares represented by such proxy will be voted. The Company's principal offices are located at 14405 Twenty-First Avenue North, Minneapolis, Minnesota 55447, and its telephone number is (612) 475-1400. The mailing of this proxy statement to shareholders of the Company commenced on or about October 15, 1997.

  The total number of shares outstanding and entitled to vote at the meeting as of October 3, 1997 consisted of 9,341,196 shares of common stock, $.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on October 3, 1997 will be entitled to vote at the meeting. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

  Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. If the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, however, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                 SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                                AND MANAGEMENT

  The following table includes information as of October 3, 1997 concerning the beneficial ownership of common stock of the Company by (i) the only shareholders known to the Company to hold more than five percent of the common stock of the Company, (ii) each of the directors of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

      NAME AND ADDRESS OF                NUMBER OF SHARES        PERCENTAGE
      BENEFICIAL OWNER                 BENEFICIALLY OWNED(1) BENEFICIALLY OWNED
      -------------------              --------------------- ------------------
      John Reid.......................         563,837               6.0%
      195 Bunker Hill Avenue
      Stratham, NH 03885
      Boston Scientific Corporation...         587,500               6.3%
      One Boston Scientific Place
      Natick, MA 01670
      Mitchell Dann...................         494,357(2)            5.3%
      14405 21st Avenue North
      Minneapolis, MN 55447
      Jack E. Meyer...................         171,711               1.8%
      Buzz Benson.....................          25,334(3)              *
      Janet Effland...................          29,049(4)              *
      Michael R. Henson...............           9,903(5)              *
      Paul A. LaViolette..............         590,000(6)            6.3%
      Robert R. Momsen................          18,727(7)              *
      David C. Utz, M.D...............          19,250                 *
      John P. Costello................          14,062                 *
      Wesley E. Johnson, Jr. .........          33,124                 *
      Jonathan R. McGrath.............          88,489                 *
      David W. Powell.................           9,375                 *
      W. Allen Putnam.................          73,457                 *
      All directors and executive
       officers as a group (13
       persons).......................       1,576,838              16.4%

--------
*  Indicates ownership of less than one percent.
(1) Includes options to purchase the following number of shares, which are or will become exercisable within 60 days of October 3, 1997: Mr. Dann, 20,000 shares; Mr. Meyer, 60,064 shares; Mr. Benson, 2,500 shares; Ms. Effland, 2,500 shares; Mr. Henson, 2,500 shares; Mr. LaViolette, 2,500 shares; Mr. Momsen, 2,500 shares; Dr. Utz, 14,750 shares; Mr. Costello, 14,062 shares; Mr. Johnson 21,874 shares, Mr. McGrath 82,233 shares, Mr. Powell, 9,375 shares; Mr. Putnam 25,358 shares; and all officers and directors as a group, 260,216 shares.
(2) Includes 5,358 shares owned by M. Dann & Co. Profit Sharing Trust.
(3) Includes 1,561 shares owned individually by Mr. Benson and 21,273 shares owned by the Piper Venture Management III Fund Limited Partnership, the general partner of Piper Jaffray Healthcare Fund Limited Partnership. Mr. Benson, a director of the Company, is a partner in such partnership and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Benson disclaims beneficial ownership of such shares except to the extent of his respective interest in such shares arising from his interest in the partnership.
(4) Includes 12,721 shares owned individually by Ms. Effland and 13,828 shares owned by CIN Ventures Nominees, Ltd., which is managed by Patricof & Co. Ventures, Inc. Ms. Effland, a director of the Company, is a General Partner and Vice-President of Patricof & Co. Ventures, Inc. and, as such, may be deemed to share voting and investment power with respect to such shares. Ms. Effland disclaims beneficial ownership of such shares except to the extent of her respective interest in such shares arising from her interest in the partnership.
(5) Includes 499 shares owned by the Henson Family Trust, of which Mr. Henson is a trustee.
(6) Includes 587,500 shares owned by Boston Scientific Corporation. Mr. LaViolette is a Senior Vice President and Group President of Boston Scientific Corporation. Mr. LaViolette disclaims beneficial ownership of shares held by Boston Scientific Corporation.
(7) Includes 16,227 shares owned by the Momsen Living Trust, of which Mr. Momsen is a trustee.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Pursuant to the terms of the Amended and Restated Articles of Incorporation of the Company, directors are divided into three classes, with the term of one class expiring each year. As the term of each class expires, the successors to the directors in that class will be elected for a term of three years. The terms of Messrs. Benson and LaViolette expire at the Annual Meeting of Shareholders following fiscal 1997, the terms of Messrs. Henson and Momsen and Ms. Effland expire at the Annual Meeting of Shareholders following fiscal 1998 and the terms of Messrs. Meyer and Dann and Dr. Utz expire at the Annual Meeting of Shareholders following fiscal year 1999. Vacancies on the Board of Directors and newly created directorships can be filled by vote of a majority of the directors then in office.

  Two directors will be elected at the Annual Meeting to serve until the Annual Meeting of Shareholders following fiscal year 2000 or until their successors are elected. The Board of Directors has nominated for election the persons named below. Each nominee is currently a director and was elected by the shareholders. It is intended that proxies will be voted for the named nominees. Unless otherwise indicated, each nominee and each continuing director has been engaged in his present occupation as set forth below, or has been an officer with the organization indicated, for more than five years. The Board of Directors believes that the nominees named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

  The names of each nominee and the other directors filling unexpired terms are set forth below, based upon information furnished to the Company by the nominee and directors.

NAME AND AGE             PRINCIPAL OCCUPATIONAND OTHER DIRECTORSHIPS
------------             -------------------------------------------

Nominees proposed for election for term expiring at the Annual Meeting following fiscal 2000

Buzz Benson (43).........  Mr. Benson has served as a director of the Company since August 1992. Mr. Benson has been the Managing Director of Piper Jaffray Ventures since November 1992 and is a Partner in the Piper Jaffray Healthcare Funds, a series of venture capital funds focused on investments in emerging companies in the healthcare industry. From November 1988 to November 1992, Mr. Benson was a Managing Director in the corporate finance department of Piper Jaffray Inc. Mr. Benson is also a director of Exogen, Inc., a medical device company, and several privately-held medical companies.

Paul A. LaViolette (40)..  Mr. LaViolette has served as a director of the
                           Company since April 1996. Mr. LaViolette is a Senior Vice President and Group President of Boston Scientific Corporation. He joined Boston Scientific Corporation in 1994 as President of Boston Scientific International and in 1995 became Group President for the Nonvascular Businesses, which includes Microvasive Endoscopy and Microvasive Urology. Previously, Mr. LaViolette was with C. R. Bard for ten years, where he served as President of Bard's USCI Division from 1993 to 1994 and its USCI Angioplasty Division from 1991 to 1993. Before that time, he held several other marketing positions at

                           Bard. Previously, he was with the Kendall Company, Hospital Products Division.

Directors serving continuing terms

Janet G. Effland (49)....  Ms. Effland has served as a director of the Company since July 1994. Since 1988, Ms. Effland has been a General Partner and Vice President of Patricof & Co. Ventures, Inc. Prior to joining Patricof & Co., Ms. Effland was the managing director of a portfolio of United States investments for CIN Investment Company. From 1974 to 1984, Ms. Effland served as Vice President of Qume Corporation and Courier Terminal Systems, both subsidiaries of ITT Corporation. Ms. Effland is also a director of CYTYC Corporation, a medical diagnostics equipment company, and several privately-held medical companies.

Michael R. Henson (51)...  Mr. Henson has served as a director of the Company since September 1991. Mr. Henson has served as President, Chief Executive Officer and Chairman of the Board of Cardiovascular Dynamics, Inc. since February 1995. From February 1988 to May 1995, Mr. Henson served as Chief Executive Officer of Endosonics Corporation, a medical device company. Mr. Henson has also served as Chairman of the Board of Endosonics since February 1993. From April 1983 to February 1988, Mr. Henson served as President and Chief Executive Officer of Trimedyne, Inc., a manufacturer of medical lasers and catheters. Prior to joining Trimedyne in 1983, Mr. Hensen held positions as Vice President for G. D. Searle & Company, Director of Marketing for the Hospital Products Division of Abbott Laboratories and Marketing Manager for Bristol-Myers Squibb Company. Mr. Henson is presently a director of Endosonics Corp.

Robert R. Momsen (50)....  Mr. Momsen has served as a director of the Company since December 1992. Since 1981, Mr. Momsen has been a general partner of InterWest Partners, a venture capital firm. Mr. Momsen is also a director of COR Therapeutics, Inc., Coulter Pharmaceutical, Inc. and Progenitor, Inc., each of which is a biopharmaceutical company, Innovasive Devices, Inc., a tissue repair system company, Integ Incorporated, a medical diagnostic company, and ArthroCare Corporation, a manufacturer of arthroscopic surgical equipment and several privately-held medical companies.

Mitchell Dann (37).......  Mr. Dann was a co-founder of the Company, has served as a director since its inception in 1991 and served as acting President from June 1993 to January 1994. He became Chairman of the Board in March 1993. Mr. Dann is currently President of M. Dann & Co., Inc., a venture capital advisory firm. Prior to M. Dann & Co., Mr. Dann co-founded and held the position of Managing Partner at IAI Venture Capital Group, the venture capital division of Investment Advisers, Inc. Mr. Dann has served as a director of several private companies and is currently a director of Cardiovascular
                           Dynamics, Inc.

Jack E. Meyer (54).......  Mr. Meyer has been the President and Chief
                           Executive Officer and a director of Urologix since January 1994. Prior to joining Urologix, Mr. Meyer served as President and Chief Executive Officer of FiberOptic Sensor Technologies, Inc., a medical device company, from March 1993 to January 1994. From January 1992 to March 1993, Mr. Meyer was President and Chief Executive Officer of Carelink, Inc., a medical device company. From December 1982 to August 1991, Mr. Meyer held the positions of Chief Operating Officer and Executive Vice President at Quest Medical, Inc., a medical device company. Mr. Meyer currently is a director of BestWay, Inc.

David C. Utz, M.D. (73)..  Dr. Utz has been a director of the Company since
                           September 1994. He is an emeritus consultant, Mayo Clinic. Dr. Utz was Professor of Urology, Mayo Medical School, and a consultant in urology from 1957 to 1988. He holds an M.D. degree from St. Louis University School of Medicine and a M.S. degree in Urology from the University of Minnesota. Dr. Utz has served in many medical and professional urological associations and received numerous prestigious awards in the field of urology. He has been the author of over 145 publications and 28 abstracts and editorials.

  Vote Required. The affirmative vote of a majority of the shares of common stock represented at the meeting in person or by proxy is required for the election of the two nominees.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES.

  Meetings. The Board of Directors met eleven times during fiscal year 1997. Each director attended more than seventy-five percent of the meetings of the Board of Directors and Board committees on which the director served.

  Board Committee Meetings. The Compensation Committee, which is currently comprised of Messrs. Henson, LaViolette and Momsen and Ms. Effland, is responsible for management of compensation matters, including recommendations to the Board of Directors on compensation arrangements for officers and incentive compensation for employees of the Company. The Compensation Committee met six times in fiscal 1997.

  The Audit Committee, which is currently comprised of Messrs. Benson and LaViolette and Ms. Effland, supervises the financial affairs of the Company and generally reviews the scope and results of the audit and other services provided by the Company's independent accountants and reports the results of their review to the full Board and to management. The Audit Committee met twice in fiscal 1997.

  The Company does not have a nominating committee. However, the Company's Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 60 days nor more than 90 days prior to a meeting date corresponding to the previous year's Annual Meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information about such shareholder and the person(s) nominated by such shareholder, including, among other things, the name and address of record of such shareholder, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, the name, age, business and residence addresses and principal occupation of each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee(s), and the consent of each nominee to serve as a director if so elected. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee's eligibility to serve as director. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

EXECUTIVE OFFICERS OF THE COMPANY

  The executive officers of the Company are as follows:

NAME                       AGE                     POSITION
----                       ---                     --------
Jack E. Meyer.............  54 Director, President and Chief Executive Officer
John P. Costello..........  41 Executive Vice President, Sales and Marketing
Wesley E. Johnson, Jr. ...  39 Vice President, Finance, Chief Financial Officer,
                               Treasurer and Secretary
Jonathan R. McGrath.......  43 Vice President, Research and Development
David W. Powell...........  40 Vice President, Operations
W. Allen Putnam...........  50 Vice President, Regulatory and Quality

  The following is a brief summary of the business experience of each of the executive officers, except for Mr. Meyer, who is described above under "Election of Directors."

  Mr. Johnson has been the Vice President of Finance and Chief Financial Officer of Urologix since September 1995. He was also elected Secretary in March 1996 and elected Treasurer in December 1996. Prior to joining Urologix, Mr. Johnson served as Vice President, Finance and Chief Financial Officer of Orthofix Inc., formerly American Medical Electronics, Inc., from December 1986 to September 1995.

  Mr. Costello has served as Executive Vice President, Sales and Marketing for the Company since February 1997. Prior to joining Urologix, Mr. Costello served as Vice President of Sales and Marketing for FemRX, Inc. and Cardiovascular Imaging Systems, Inc. over the past four years. In addition, Mr. Costello served as Vice President of Sales for the Critical
Care/Angioplasty division of Baxter Healthcare.

  Mr. McGrath has been the Vice President of Research and Development for Urologix since October 1994. Prior to joining Urologix, Mr. McGrath served as Vice President of Research and Development of Schneider U.S.A. from March 1990 to September 1994. Prior to 1990, Mr. McGrath co-founded Harbor Medical Devices, where he served as Vice President from February 1987 to February 1990. In addition, Mr. McGrath has held various positions at Medi-Tech, Inc., Ladd Medical, Inc., and Ladd Research Industries, Inc.

  Mr. Powell has served as Vice President, Operations for the Company since September 1996. From 1991 through May 1996, Mr. Powell served in a variety of positions of increasing responsibility with Gymania Corporation and certain related companies including Playpal Inc. and Playpal Sales Corporation. Each of the latter two companies was engaged in the business of international sales, design and technical service of large commercial creative play structures. During this time, Mr. Powell was asked to serve as President of Playpal Inc., a financially troubled Florida corporation. Mr. Powell became President of Playpal in approximately March 1995 and continued as its President until Paypal filed a petition for Chapter 11 protection in approximately May 1996. Subsequent to Mr. Powell's resignation, Playpal filed a petition for bankruptcy under Chapter 7 in late 1996. From 1988 to 1991, Mr. Powell was Vice President, Operations for Vitaphore Corporation, a medical device company. From 1980 to 1988, Mr. Powell held various positions with Baxter Healthcare and American Hospital Supply Corporation.

  Mr. Putnam has been the Vice President, Regulatory and Quality for the Company since October 1994 and was Vice President of Operations from December 1993 to October 1994. Before joining Urologix, Mr. Putnam served as President and Chief Operating Officer of Uroplasty, Inc. from June 1992 to November 1993. Uroplasty was a wholly-owned subsidiary of Bioplasty, Inc., a breast implant company, and both companies filed for Chapter 11 bankruptcy protection in April 1993. Mr. Putnam also held the position of Vice President of Quality Assurance and Regulatory Affairs at St. Jude Medical, Inc. from December 1989 to June 1992. In addition, Mr. Putnam has held various positions at Bio-Vascular, Inc., Minnetonka, Inc., Hollister Corporation, and Baxter-Travenol Laboratories.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table shows, for the fiscal years ending June 30, 1997, 1996 and 1995, the cash compensation paid by the Company, as well as certain other compensation paid or accrued to those years, to Jack E. Meyer, the Company's President and Chief Executive Officer, and to each of the four other most highly compensated executive officers of the Company in office at the end of fiscal year 1997, whose total cash compensation exceeded $100,000 during fiscal year 1997 (together with Mr. Meyer, the "Named Executive Officers") in all capacities in which they served:

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                         ANNUAL COMPENSATION(1)      SECURITIES
                                     ------------------------------  UNDERLYING
         NAME AND           FISCAL                     OTHER ANNUAL   OPTIONS
    PRINCIPAL POSITION       YEAR     SALARY   BONUS   COMPENSATION  (# SHARES)
    ------------------      ------   -------- -------- ------------ ------------
Jack E. Meyer.............   1997    $175,000 $ 22,096       --        25,000
President and Chief          1996     157,500   13,452       --        50,000
Executive Officer            1995     150,000                --           --
Wesley E. Johnson, Jr.....   1997     118,334   18,194       --           --
Vice President, Finance      1996(2)   83,417      --    $42,224       73,930
and Chief Financial
Officer, Treasurer and
Secretary
Jonathan R. McGrath.......   1997     145,198   13,044       --           --
Vice President, Research     1996     135,000    2,654       --           --
and Development              1995(3)   95,083      --        --        19,290
W. Allen Putnam...........   1997     112,919   12,949       --           --
Vice President, Regulatory   1996     107,661   10,747       --        24,290
and Quality                  1995(4)  100,417    4,000       --        65,000
David W. Powell...........   1997(5)  105,414   18,777       --        50,000
Vice President, Operations

--------
(1) None of the Named Executive Officers received an aggregate amount of perquisites and other personal benefits exceeding $50,000 or 10% of the officer's total annual salary and bonus for the fiscal year.
(2) Mr. Johnson began employment with the Company on September 27, 1995. The fiscal 1996 Other Annual Compensation to Mr. Johnson consisted of reimbursement of relocation expenses.
(3) Mr. McGrath began employment with the Company on October 10, 1994.
(4) Mr. Putnam was Vice President of Operations from December 20, 1993 until October 1994, when he became Vice President, Regulatory and Quality.
(5) Mr. Powell began employment with the Company on September 9, 1996.

 Option Grants

  The following table contains information concerning the grant of stock options under the Amended and Restated Urologix, Inc. 1991 Stock Option Plan to the Named Executive Officers during the fiscal year ended June 30, 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR


                            INDIVIDUAL GRANTS
------------------------------------------------------------------------- POTENTIAL REALIZABLE
                                 % OF TOTAL                                 VALUE AT ASSUMED
                                  OPTIONS                                 ANNUAL RATES OF STOCK
                                 GRANTED TO            MARKET              PRICE APPRECIATION
                                 EMPLOYEES  EXERCISE   PRICE                 FOR OPTION TERM
                         OPTIONS IN FISCAL    PRICE   ON DATE  EXPIRATION ----------------------
NAME                     GRANTED    YEAR    PER SHARE OF GRANT    DATE        5%        10%
----                     ------- ---------- --------- -------- ---------- ---------- -----------
Jack E. Meyer........... 25,000      11%     $18.50    $18.50   03/19/07  $  290,864 $  737,106

 Option Exercises and Year-End Values

  Stock options were exercised by the Named Executive Officers during the fiscal year ended June 30, 1997. The following table sets forth certain information regarding exercised and unexercised options held by each of the Named Executive Officers at the end of the fiscal year ended June 30, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       OPTION VALUES AT FISCAL YEAR END

                                                    NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                            SHARES                OPTIONS AT JUNE 30, 1997     AT JUNE 30, 1997(2)
                         ACQUIRED ON     VALUE    ------------------------- -------------------------
NAME                     EXERCISE (#) REALIZED(1) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     ------------ ----------- ------------------------- -------------------------
Jack E. Meyer...........    10,000     $156,000        51,875/142,657          $691,125/$1,443,106
Wesley E. Johnson.......       --           --          24,731/42,949          $  367,305/$589,485
Jonathan R. McGrath.....     5,000       75,750         29,822/89,468          $424,466/$1,273,404
W. Allen Putnam.........    16,250      249,438         10,134/47,468          $   85,645/$540,204
David W. Powell.........     3,100       16,663          6,275/40,625          $   22,747/$147,266

--------
(1) Represents the difference between the fair market value of the shares on the date of exercise and the exercise price multiplied by the number of option shares exercised.
(2) The value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at June 30, 1997 and the exercise price of the options, times the number of options outstanding. Fair market value was determined based on a per share price of $17.00, which is the closing price for the Company's common stock on June 30, 1997, the last trading day in the Company's fiscal year.

BOARD COMPENSATION COMMITTEE REPORT

  The Compensation Committee (the "Committee") of the Board of Directors is responsible for administering the Company's compensation program with respect to the Company's executive officers. This report shall not be deemed incorporated by reference to any filing under the Securities Act of 1933 or to the Securities Exchange Act of 1934 and shall not otherwise deemed to be filed under either Act.

 Compensation Philosophy

  The compensation philosophy of the Company is to provide competitive levels of compensation that are consistent with the Company's annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives.

  In establishing compensation for executive officers, the Company examines a variety of factors including salaries for executives holding comparable positions in similarly situated companies, including companies in the medical device industry. The Company also seeks to establish an executive compensation program that provides incentives that will reward officers for pursuing the actions necessary to improve the Company's performance and increase long-term shareholder value.

  There are three elements to the Company's executive compensation program: base salary, cash bonuses and long-term stock-based incentives. The Company believes that there should be a strong relationship between executive compensation and achievement of corporate goals.

 Base Salary

  Executive base salaries have been based upon past performance, experience, responsibility and salary levels for persons holding similar positions in similarly situated companies.

 Cash Bonuses

  Bonuses are awarded to executive officers in consideration of contributions to the Company and the Company's overall performance and upon achievement of specific established goals.

 Stock Options

  Stock options are generally granted to executive officers in connection with their initial employment and periodically upon review of compensation levels and past performance. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholder's interest in enhancing shareholder value. Stock options have been awarded at an exercise price equal to the fair market on the date of grant and therefore have value only if the price of the Company's stock appreciates from the price on the date on which the stock options are granted. In this way, the Company's executive officers and shareholders benefit equally from such stock price appreciation. Stock options are awarded in a manner consistent with the Company's objective to provide a long-term equity interest in the Company and to provide an opportunity for a greater financial reward if long-term performance is sustained. To encourage a long-term perspective, options generally vest over a four to five-year period.

 Chief Executive Officer Compensation

  On January 26, 1994, the Company entered into an employment agreement with Jack Meyer under which Mr. Meyer agreed to serve as the Chief Executive Officer and President of the Company at a salary of $150,000 per year, with salary increases subject to the discretion of the Company's Board of Directors. Mr. Meyer's salary was set at $175,000 for fiscal 1997 and has been set at $180,000 for fiscal 1998. The important elements used by the Company in establishing Mr. Meyer's compensation for fiscal 1997, including the payment of a $22,096 bonus for Mr. Meyer and the granting of an option to Mr. Meyer to purchase 25,000 shares, included (i) the Company's ability to build upon its relationship with Boston Scientific Corporation and commence sale of its Targis(R) System in Europe; (ii) the Company's success in obtaining, through Nihon Kodhen, its distribution partner in Japan, approval from Japan's Ministry of Health and Welfare to market the Company's Targis(R) System in Japan; (iii) the Company's success in obtaining approval to submit its pre-market approval ("PMA") application for the Targis(R) System to the United States Food and Drug Administration and the filing of the PMA application in April 1997; (iv) the Company's successful negotiation of a patent license agreement; and (v) the Company's successful recruitment of additional executives and managers needed to position the Company for the commencement of product marketing in the United States.

       SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

JANET G. EFFLAND MICHAEL R. HENSON ROBERT R. MOMSEN PAUL A. LA VIOLETTE

PERFORMANCE GRAPH

  The following graph compares the cumulative total shareholder return on the common stock of the Company from May 30, 1996, the date of the Company's initial public offering, to June 30, 1997, the end of the Company's fiscal year, with the cumulative total return of the Nasdaq Stock Market and the Hambrecht & Quist Healthcare (excluding biotechnology) Index over the same period (assuming the investment of $100 on May 30, 1996, the date of the Company's initial public offering, and the reinvestment of all dividends).


                           [LINE GRAPH APPEARS HERE]


                COMPARISON OF 13 MONTH CUMULATIVE TOTAL RETURN*
          AMONG UROLOGIX, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
     AND THE HAMBRECHT & QUIST HEALTHCARE (EXCLUDING BIOTECHNOLOGY) INDEX

DATE         UROLOGIX, INC  NASDAQ STOCK MARKET-US  HAMBRECHT & QUIST HEALTHCARE
----         -------------  ----------------------  ----------------------------
5/30/96          $100               $100                      $100
6/96               96                 96                        96
6/97              121                117                       120

* $100 INVESTED ON 5/30/96 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF
  DIVIDENDS.

COMPENSATION OF DIRECTORS

  Under the terms of the Company's 1991 Stock Option Plan, persons first elected as non-employee directors in the future will receive options to purchase 10,000 shares at a price equal to fair market value on the date of grant. The options vest over four years and expire ten years from the date of grant, subject to earlier termination one year after the person ceases to be a director of the Company. Each director is also reimbursed for expenses associated with attending Board of Directors meetings. Beginning in April 1996, non-employee directors are paid $1,000 per board meeting and $500 per committee meeting.

EMPLOYMENT AGREEMENTS

  On January 26, 1994, the Company entered into an employment agreement with Jack Meyer under which Mr. Meyer agreed to serve as the Chief Executive Officer and President of the Company at a salary of $150,000 per year, with salary increases subject to the discretion of the Company's Board of Directors. Mr. Meyer's salary was set at $175,000 for fiscal year 1997 and has been set at $180,000 for fiscal year 1998. Under the agreement, the Company has agreed that if Mr. Meyer's employment is terminated without cause, it will pay him his salary for a period of twelve months or until he has secured alternative employment, whichever occurs first. The Company also has in place severance agreements with its other executive officers. Under the terms of their respective agreements, the Company has agreed that, if the employment of the executive officer is terminated without cause, the Company will pay the executive officer's salary for a period of six months or until such person has secured alternative employment, whichever occurs first.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. During the fiscal year ended June 30, 1997, all reports filed by insiders were done in a timely manner, with the exception of a Form 4 filing by William Amaden, submitted late with respect to a transaction occurring in the month of June 1997.

                                  PROPOSAL 2

                    APPROVAL OF AMENDMENTS TO THE COMPANY'S
                     AMENDED AND RESTATED 1991 STOCK PLAN

GENERAL INFORMATION

  On August 1, 1991, the Company's Board of Directors adopted the Urologix, Inc. 1991 Stock Plan (the "Stock Plan"). The purpose of the Stock Plan is to attract and retain executives and other key employees, directors and consultants, as well as to reward such persons who contribute to the achievement of the Company's success, by giving them a proprietary interest in the Company. The Stock Plan authorizes the granting of stock options, stock appreciation rights ("SARs"), restricted stock and deferred stock awards.

AMENDMENTS TO THE STOCK PLAN

  The Company is submitting for shareholder approval amendments to the Stock Plan (i) to increase the number of shares of common stock for issuance under the Stock Plan from 1,550,910 shares to 1,950,910 shares, and (ii) to limit to 500,000 shares the number of options that can be granted to any one person in one fiscal year.

  The Stock Plan currently authorizes the issuance of 1,550,910 shares of Common Stock pursuant to awards granted under the Stock Plan. The Board of Directors has amended the Stock Plan, subject to shareholder approval, to increase the total number of shares issuable under the Stock Plan to 1,950,910 shares. As of June 30, 1997, 310,204 shares had been issued under the Stock Plan, 973,737 shares were reserved for issuance pursuant to existing options and 266,969 shares were available for future grant. No SARs, restricted stock or deferred stock awards have been made under the Plan. The Board of Directors has deemed it prudent to increase the shares available for grants under the Stock Plan to facilitate and future awards under the Stock Plan.

  The Company has also added a provision to the Stock Plan that provides that the Company may not, in any one fiscal year, grant options and stock appreciation rights to purchase more than 500,000 shares to any one person under the Stock Plan. The new provision is designed to ensure that the Stock Plan complies with Section 162(m) of the Internal Revenue Code, which limits the deductibility of certain executive compensation over $1.0 million per year unless certain conditions are met.

  Pursuant to the authority granted to the Board of Directors under the Stock Plan, the Board of Directors has also amended the Stock Plan to comply with the new Rule 16b-3, established by the Securities and Exchange Commission, and
Section 162(m) of the Internal Revenue Code. These other amendments include the clarification that the Stock Plan may be administered by the entire Board of Directors or by a committee (the "Committee") of at least two directors who all meet the definition of a "non-employee director" under Rule 16b-3 and the definition of an "outside director" under Section 162(m), and that members of the Board of Directors are eligible to receive awards under the Stock Plan other than the automatic option grant to directors for service on the Board.

  The Stock Plan is summarized below:

  Eligibility. Officers, other key employees of the Company and any subsidiaries, members of the Board of Directors and consultants are eligible to be granted stock options, SARs, restricted stock or deferred stock under the Stock Plan. Currently, approximately 100 employees, as well as all the Company's non-employee directors are eligible to participate in the Stock Plan. The Board of Directors, or the Committee, selects optionees and participants and determines the number of shares, the price, the term and the vesting provisions for each award.

  Stock Options. The Stock Plan permits the granting of two types of options:
(i) Incentive Stock Options, which are intended to qualify under Section 422 of the Internal Revenue Code, and (ii) Non-Qualified Stock Options. No Incentive Stock Option may be granted under the Stock Plan after August 1, 2004. The option price of an Incentive Stock Option may not be less than 100% of the fair market value of the Company's common stock on the date of grant, and the exercise price of a Non-Qualified Option may not be less than 85% of the fair market value on the date of grant. If an employee owns more than 10% of the combined voting power of the Company's outstanding voting stock, the option price shall be no less than 110% of the fair market value on the date of grant. The closing price of the Company's common stock on the Nasdaq National Market on June 30, 1997 was $17.00.

  The term of each option is established by the Committee, but shall not exceed 10 years (five years in the event of an optionee who owns more than 10% of the combined voting power of the Company's outstanding voting stock). Each option will become exercisable at such time and on such conditions as determined by the Committee. Each Member of the Board of Directors who is not an employee of the Company is automatically granted, on the date such director is first elected to the Board, a Non-Qualified Option to purchase 10,000 shares of common stock at an option price equal to the fair market value on the date of grant. The term of each such option is ten years and the options become exercisable as to 25% of the total shares after each consecutive year following the date of grant.

  Stock Appreciation Rights. A stock appreciation right ("SAR") is a right given to a person in conjunction with a stock option. The SAR enables the option holder to elect to receive the difference between the option exercise price and the market price of the stock in cash or stock, or a combination of both. The option holder surrenders the option to the Company and receives the "gain" in cash or stock. As of the date of this Proxy, no SARs have been granted under the Stock Plan.

  Restricted Stock. The Board of Directors (or the Committee) may issue shares of restricted stock to participants in the Stock Plan which are conditioned upon the achievement of specified performance goals. The recipient of an award of restricted stock has no rights with respect to the stock unless and until the recipient has achieved those goals. As of the date of this Proxy, no restricted stock has been issued under the Stock Plan.

  Deferred Stock. Similar to restricted stock, deferred stock awards may be issued under the Stock Plan which are conditioned upon the attainment of specified performance goals. The provisions of deferred stock awards and restricted stock awards need not be the same with respect to each recipient. As of the date of this Proxy, no deferred stock has been issued under the Stock Plan.

FEDERAL INCOME TAX CONSEQUENCES

  An optionee will not realize taxable income upon either the granting or exercise of an Incentive Stock Option. However, upon exercise of the Incentive Stock Option, the amount by which the fair market value of any shares exercised exceeds the option price is an item of tax preference for purposes of the alternative minimum tax. Upon the sale of such stock, the optionee generally will recognize capital gain or loss if the stock has been held for at least two years from the date of the option grant and at least one year after the stock was purchased. Such capital gain or loss will be treated as long-term capital gain or loss and taxed at a maximum rate of 20% if the stock was held for at least 18 months, and will be treated as mid-term capital gain or loss and taxed at a maximum rate of 28% if the stock was held for more than 12 months but less than 18 months. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The balance of any gain will be characterized as capital gain. The Company is entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.

  An optionee also will not realize taxable compensation income upon the grant of a Non-Qualified Stock Option. When an optionee exercises a Non-Qualified Stock Option, he or she realizes taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. Upon the disposal of stock acquired pursuant to a Non-Qualified Option, the optionee's basis for determining taxable gain or loss will be the sum of the option price paid for the stock plus any related compensation income recognized by the optionee, and such gain or loss will be long-term or short-term capital gain or loss depending on whether the optionee has held the shares for more than one year.

  The grant of restricted stock and deferred stock will not result in immediate income for the participant or a deduction for the Company for federal income tax purposes, assuming the shares are not transferable and subject to restrictions creating a "substantial risk of forfeiture," as intended by the Company. If the shares are transferable or there are no such restrictions or deferral periods, the participant will generally realize compensation income upon receipt of the award. Otherwise, any participant generally will realize taxable compensation income when any such restriction or deferral period lapses. The amount of such income will be the value of the common stock on that date, less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period or deferral period would also be taxable compensation income to the participant. In any event, the Company will be entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income. A participant may elect, under Section 83(b) of the Internal Revenue Code, to be taxed on the value of the stock at the time of award. If this election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.

REGISTRATION WITH SEC

  The Company has filed a Registration Statement covering the offering of the shares under the Stock Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. If Proposal Two is adopted, the Company intends to file a similar Registration Statement covering the 400,000 additional shares available for issuance under the Stock Plan.

VOTE REQUIRED

  Shareholder approval of the amendments to the Stock Plan requires the affirmative vote of the holders of a majority of shares of common stock represented at the Annual Meeting and entitled to vote.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS AS SET FORTH IN PROPOSAL TWO.

                             CERTAIN TRANSACTIONS

  M. Dann & Co., Inc., a company owned by Mitchell Dann, the Company's Chairman, currently provides consulting services to the Company and received $87,650 in consulting fees during fiscal 1997.

                             SHAREHOLDER PROPOSALS

  The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Urologix, Inc. 1998 Annual Meeting of Shareholders is expected to be held on or about November 18, 1998, and proxy materials in connection with that meeting are expected to be mailed on or about October 15, 1998. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before June 17, 1998.

                                 ANNUAL REPORT

  An Annual Report of the Company setting forth the Company's activities and containing financial statements of the Company for the fiscal year ended June 30, 1997 accompanies this Notice of Annual Meeting and proxy solicitation material.

  The accounting firm of Arthur Andersen LLP has served as independent public accountants for the Company for the year ended June 30, 1997. The Company has selected Arthur Andersen LLP to serve as independent public accountants for the Company for the fiscal year ended June 30, 1998. The Company expects that a representative from Arthur Andersen LLP will attend the Annual Meeting and be available to respond to appropriate shareholder questions.

                                    GENERAL

  The Company's Annual Report to Shareholders for the fiscal year ended June 30, 1997 is being mailed to shareholders with this Proxy Statement. Shareholders may receive without charge a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: Urologix, Inc., 14405 21st Avenue North, Minneapolis, Minnesota 55447, Attention: Wesley E. Johnson, or by calling the Company at (612) 475-1400.

                                          By the Order of the Board of
                                          Directors

                                          /s/ Wesley E. Johnson, Jr.

                                          Wesley E. Johnson, Jr., Secretary

                                 UROLOGIX, INC.
                            14405 21ST AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55447

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 19, 1997

  The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated October 15, 1997, hereby appoints Mitchell Dann, Jack E. Meyer and Wesley E. Johnson, or any one or more of them, proxies (each with full power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote as designated below, all shares of Common Stock of Urologix, Inc. held of record in the name of the undersigned at the close of business on October 3, 1997, at the Annual Meeting of Shareholders to be held on November 19, 1997, or at any adjournment or adjournments, hereby revoking all former proxies.

  THE UROLOGIX, INC. BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE FOLLOWING PROPOSALS:

1.ELECTION OF DIRECTORS:

             [_]  FOR the nominees listed below (except as indicated to the contrary)
                                      [_]  WITHHOLD AUTHORITY to vote for the
                                        nominees listed below

                         BUZZ BENSONPAUL A. LA VIOLETTE

(INSTRUCTION: To withhold authority to vote for an individual nominee draw a line through the nominee's name above):

2. PROPOSAL TO APPROVE CERTAIN AMENDMENTS TO THE UROLOGIX, INC. 1991 AMENDED AND RESTATED STOCK OPTION PLAN.

                        [_]  FOR[_]  AGAINST[_]  ABSTAIN

3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

        (Continued, and to be completed and signed, on the reverse side)
                          (Continued from other side)
  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, "FOR" PROPOSAL NUMBER 2 AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.
  PLEASE SIGN exactly as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                           Dated: ______________________ , 1997
                                           ------------------------------------
                                           ------------------------------------

                                                       (Signature)

                                           PLEASE MARK, SIGN, DATE AND RETURN
                                           THIS PROXY PROMPTLY USING THE
                                           ENCLOSED ENVELOPE.